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                                                               EXHIBIT 99.B18



                                   AON FUNDS
                         PLAN PURSUANT TO RULE 18f-3(d)
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


                                    RECITALS


     A. WHEREAS, if an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"), wishes to offer multiple classes of shares each representing an interest in the same portfolio of securities, the board of directors or trustees of such company must adopt a written plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges;

     B. WHEREAS, Aon Funds (the "Trust"), a Delaware business trust registered under the 1940 Act as an open-end management investment company of the series type, intends to offer shares in series, as identified from time to time on Schedule A hereto (each such series being referred to herein individually as a "Fund" and all of such series being referred to herein collectively as the "Funds");

     C. WHEREAS, the Trust wishes to establish two classes of shares of each Fund, to be known as the "Class C Shares" and the "Class Y Shares;" and

     D. WHEREAS, a majority of the trustees of the Trust (the "Trustees"), including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act), have found, as to each Fund, that the provisions set forth below under "Plan" (including the provisions relating to expense allocations between classes of such Fund) is in the best interests of each class of shares of such Fund, considered individually, and of such Fund as a whole;

     E. NOW, THEREFORE, each Fund hereby approves the provisions set forth below under "Plan" (such provisions being referred to herein collectively as the "Plan"), effective as of the date set forth opposite the name of such Fund on Schedule A hereto.


                                      PLAN

1.      Differences in Distribution Arrangements.

     a. Class Y Shares of any Fund may be offered (i) in connection with the reorganization of Aon Asset Management Fund,

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Inc. (the "Company") into the Trust pursuant to the terms of an Agreement and
Plan of Reorganization between the Company and the Trust (the "Plan of Reorganization"), (ii) in connection with the initial capitalization of any Fund and (iii) directly by any distributor(s) of that Fund to (A) the holders of record of outstanding shares of the Company as of the effective time of the reorganization of the Company into the Trust pursuant to the Plan of Reorganization (it being understood that Class Y Shares of a Fund may continue to be offered to such holders, as such, subsequent to such time); (B) investment advisory clients of Aon Advisers, Inc. ("AAI") or any of its affiliates; (C) affiliates of AAI or Aon Corporation; and (D) such other entities and persons as may be set forth from time to time in that Fund's Prospectus and/or Statement of Additional Information as persons eligible to purchase Class Y Shares of that Fund; provided, however, that effective as of and after 3:00 p.m., Central Time, on February 28, 1997, Class Y Shares of any Fund may be offered directly by any distributor(s) of that Fund to investors who are eligible to purchase such Shares as described in the Prospectus and/or Statement of Additional Information of each Fund as the same may be amended from time to time; and provided, further, that effective as of such date and time Class Y Shares shall henceforth be referred to as "Shares."

     b. Class C Shares of any Fund may be offered (i) in connection with the initial capitalization of such Fund and (ii) directly by any distributor(s) of that Fund to investors who are not eligible to purchase Class Y Shares of that Fund. To compensate a Fund's distributor(s) for the distribution of Class C Shares of that Fund to such investors, including making payments to broker-dealers, retirement plan administrators and/or financial services companies or similar organizations, and for incurring other expenses in connection with such distribution and providing shareholder and administrative services described below, the Fund will pay a distribution fee of 0.25% per annum of the average daily net asset value of its Class C Shares (0.10% per annum of the average daily net asset value of Class C Shares of a "money market"
Fund) to its distributor(s) in accordance with a Plan of Distribution adopted by the Fund pursuant to Rule 12b-1 under the 1940 Act (the "Distribution Plan"). All Class C Shares of each Fund issued and outstanding as of 3:00 p.m., Central Time, on February 28, 1997, including all Class C Shares of such Fund acquired by reinvestment of dividends or distributions with respect to Class C Shares, shall automatically convert into Class Y Shares of such Fund effective as of such date and time, subject to the conditions set forth below, and thereafter no additional Class C Shares shall be offered or issued by any Fund (and any Class C Shares which would otherwise be issuable upon reinvestment of dividends or distributions with respect to Class C Shares shall instead be issued as Class Y Shares); provided, however, that such conversion shall occur subject to the satisfaction of the following conditions: (i) the expenses to which Class Y Shares of each Fund are subject, including payments authorized under the Class Y 12b-1
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plan, if any, of such Fund are not as of such date higher than the expenses of
Class C Shares of such Fund, including payments authorized under such Fund's Class C 12b-1 plan; (ii) there is available as of such date an opinion of counsel or of an auditing firm serving as tax adviser to the Trust to the effect that such conversion of Class C Shares into Class Y Shares does not constitute a taxable event for the holders of such Class C Shares; (iii) the amount of expenses to which Class Y Shares of each Fund are subject, including payments authorized under the Class Y 12b-1 plan, if any, of such Fund is not increased materially on or prior to such date without approval of the shareholders of Class C Shares of that Fund and (iv) the conversion is effected on the basis of the relative net asset values of the Class C Shares and Class Y Shares as determined as of such date and time, without the imposition of any sales load or other charge.

          c. Shares of each class are subject to such investment minimums as may be set forth from time to time in the Prospectus and/or Statement of Additional Information relating to such shares.


2.      Differences in Shareholder Services.

          Beneficial owners of Class C Shares of any Fund generally will have smaller accounts than holders of Class Y Shares of the same Fund, will engage in more shareholder transactions in relation to the size of their holdings, and will require more information-, communication-, and transaction-related services, including automatic investment programs, in relation to such holdings. These services will be provided by broker-dealers, retirement plan administrators and/or financial services companies or similar organizations who hold Class C Shares of that Fund for the benefit of their customers, as well as by that Fund's distributor(s) and transfer or similar agent.



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3.      Expense Payments and Expense and Income Allocations.

     All expenses incurred with respect to a class under the Distribution Plan shall be paid solely by that class.

     All other expenses that are readily associated with a class (collectively, "Class Expenses") shall be paid by that class. Class Expenses shall include, without limitation: (a) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific class; (b) Securities and Exchange Commission ("SEC"), Blue Sky and foreign registration fees relating to sales of shares of a specific class; (c) the expense of administrative personnel and services required to effect such registrations and related activities; (d) the expense of administrative personnel and services required to support the shareholders of a specific class; (e) litigation and other legal expenses relating to a specific class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific class; (g) expenses incurred in connection with Trustee or shareholder meetings as a result of matters relating to a specific class; and (h) auditors' fees and accounting and consulting expenses relating to a specific class. In addition, if a class of shares receives services of a different kind or to a different degree than other classes, but the fees and expenses associated with such services are not billed to the Fund or the Trust in such a manner as to be readily associated with one or more classes, the Trustees may allocate such fees and expenses among classes in such manner and on such basis as they in their sole discretion deem fair and equitable. Notwithstanding the other provisions of this Section 3, any such allocation and any determination of Class Expenses, shall be made in a manner which the Trust believes will prevent a Fund from failing to satisfy any requirements necessary to obtain and rely on a private letter ruling from the Internal Revenue Service relating to the issuance of multiple classes of shares and from failing to be treated as a regulated investment company under the Internal Revenue Code.

     Subject to the preceding sentence, but otherwise notwithstanding the foregoing, (1) for purposes of calculating SEC registration fees applicable to the issuance of shares of a particular class pursuant to Rule 24f-2 under the 1940 Act, to the extent redemptions of shares of a particular class cannot be used to reduce the registration fee applicable to the issuance of shares of that class in respect of a given calculation period, such redemptions shall, to the maximum extent permitted by the 1940 Act, be used to reduce the registration fees applicable to the issuance of shares of other classes, pro rata among the classes in respect of which such redemptions are permitted to be so used on the basis of the net dollar amount of shares issued by each such class (being the dollar amount of shares issued by such class less the dollar amount of shares redeemed by such class) during the calculation period in question and (2) advisory and custodial fees and other expenses related to the management of the assets of a Fund to which

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a class belongs shall in no event be treated as Class Expenses, except to the extent permitted by the Rule or in an order issued by the SEC.

     Income, realized and unrealized capital gains and losses, and expenses of a Fund not allocated to a particular class pursuant to the first two paragraphs of this Section 3 shall be allocated between the classes of such Fund pro rata on the basis of the respective net asset values of such classes; provided, however, that in the case of a "money market" series, in the discretion of the Trustees, income, realized and unrealized capital gains and losses and expenses of a Fund not allocated between the classes of such series pursuant to the first two paragraphs of this Section 3 shall be allocated:

     a. to each share without regard to class provided that the Fund has received undertakings from its adviser, underwriter or any other provider of services to the Fund, agreeing to waive or reimburse the Fund for payments to such service provider by one or more classes, as allocated under the first two paragraphs of this Section 3, to the extent necessary to assure that both classes of the Fund maintain the same net asset value per share; or

     b. on the basis of relative net assets (settled shares). For purposes of the foregoing, "relative net assets (settled shares)" are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable, in relation to the net assets of that Fund.

     The foregoing paragraphs of this Section 3 are designed to be consistent with and to implement the provisions of paragraphs (a)(i)-(ii) and (c) of the Rule. In the event the Trustees determine that the application of any provision in the foregoing paragraphs of this Section 3 (each, an "Allocation Provision") would be inconsistent with any provision of such paragraphs of the Rule (each, a "Rule Provision"), the Trustees may adjust such Allocation Provision in such manner as they may reasonably deem appropriate to remedy such inconsistency with the Rule Provision.

     Nothing in this Plan shall be deemed to prohibit the waiver of fees or reimbursement of expenses by a Fund's adviser, distributor or any other provider of services to the Fund, provided that no such adviser, distributor or provider of services shall be required to waive fees or reimburse expenses unless it expressly shall have agreed to do so. Any waiver or reimbursement may be applicable to one or more classes and/or may be in different amounts with respect to one or more classes. Aon Advisers, Inc. will prepare or cause to be prepared for the Trustees, on a quarterly basis, a report outlining any differences in waivers or reimbursements in respect of classes of a particular Fund.
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4.   Voting Rights.

     Each class of shares shall have exclusive voting rights on any matter that relates solely to its arrangement, to the extent such matter is required to be submitted to shareholders by the 1940 Act or the Trust's Agreement and Declaration of Trust (the "Declaration of Trust").

     Each class of shares shall have separate voting rights on any matter in which the interests of that class differ from the interests of any other class, to the extent such matter is required to be submitted to shareholders by the 1940 Act or the Declaration of Trust.

5.   Similarities Between Classes.

     Except as otherwise set forth in this Plan, each class of shares of a Fund shall have the same rights and obligations as the other class of shares of that Fund.


6.   Conversion Features.

     Any Fund may offer a conversion feature whereby shares of one class ("Purchase Class Shares") will convert into shares of another class ("Target Class Shares") of that Fund, after being held for a requisite period or upon the happening of a specified event ("Matured Purchase Class Shares"), pursuant to the terms and conditions of that Fund's Prospectus and/or Statement of Additional Information. Upon conversion of Matured Purchase Class Shares, all Purchase Class Shares of that Fund acquired by reinvestment of dividends or distributions with respect to such Matured Purchase Class Shares shall also be converted at that time. Purchase Class Shares will convert into Target Class Shares of that Fund on the basis of the relative net asset values of the two classes, without the imposition of any sales load, fee or other charge. The conversion feature shall be offered for so long as (i) the expenses to which Target Class Shares of a Fund are subject, including payments authorized under that Fund's Target Class 12b-1 plan, are not higher than the expenses of Purchase Class Shares of that Fund, including payments authorized under that Fund's Purchase Class 12b-1 plan; (ii) there continues to be available a ruling from the Internal Revenue Service, or an opinion of counsel or of an auditing firm serving as tax adviser, to the effect that the conversion of Purchase Class Shares into Target Class Shares does not constitute a taxable event for the holder; and (iii) if the amount of expenses to which Target Class Shares of a Fund are subject, including payments authorized under that Fund's Target Class 12b-1 plan, is increased materially without approval of the shareholders of Purchase Class Shares of that Fund, that Fund will establish a new class of shares ("New Target Class Shares") and shall take such other action as is necessary to provide that existing Purchase Class Shares are exchanged or converted into New Target Class Shares, identical in all material respects to Target

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Class Shares as they existed prior to implementation of the proposal to increase expenses, no later than the date such shares previously were scheduled to convert into Target Class Shares.


7.   Exchange Privileges.

          A shareholder may exchange shares of a particular class of a Fund for shares of the corresponding class of another Fund on the basis of the respective net asset values of the shares exchanged, plus such charge per exchange as may be determined by the Trust, and subject to such additional conditions as may be set forth in the Prospectuses or Statements of Additional Information of such Funds.


8.   Additional Information.

          This Plan is qualified by and subject to the terms of the current Prospectus and Statement of Additional Information for each of the respective classes; provided, however, that none of the terms set forth in any such Prospectus or Statement of Additional Information shall be inconsistent with the terms contained in this Plan.


9.   Agreements by Distributors and Advisers.

          The Trust shall not enter into any agreement with a distributor with respect to shares of a Fund unless such distributor shall have agreed (a) to furnish the Trust, upon its request, such information as reasonably may be necessary for the Trust to evaluate the services provided by such distributor in relation to this Plan; (b) to maintain compliance standards as to when each class of shares may appropriately be sold to particular investors; (c) to require all persons who are under its control and supervision and who are engaged in selling shares to conform to such standards; and (d) to report to the Trustees any conflicts or potential conflicts of interest between classes of a Fund of which it may become aware.

          The Trust shall not enter into any agreement with an adviser unless such adviser shall have agreed to report to the Trustees any conflicts or potential conflicts of interest between classes of a Fund of which it may become aware.


10.  Independent Audit.

          The methodology and procedures for (a) calculating the net asset value of, and dividends and other distributions on or with respect to, shares of each class and (b) determining the proper allocation of income and expenses between classes of each Fund, shall be reviewed and reported on no less frequently than
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annually by an independent auditing firm acceptable to the Trustees (the
"Expert"). The report of the Expert shall also address whether each Fund has adequate facilities in place to ensure the implementation of such methodology and procedures. Each Fund and its adviser shall take prompt corrective measures in the event of any irregularities reported by the Expert.

11.  Amendments to Plan.

          The Trustees may amend this Plan at any time and from time to time in any respect without authorization or approval by shareholders of any class, except as otherwise may be required by the 1940 Act or the Declaration of Trust; provided, however, that in no event shall the Trustees adopt any material amendment to this Plan unless a majority of the Trustees, including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act), shall first have found, as to each Fund to which the amendment relates, that such amendment is in the best interests of each class of shares of such Fund, considered individually, and of such Fund as a whole.